Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

American Homes 4 Rent

Agoura Hills, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 12, 2013, relating to the consolidated financial statements and schedule of American Homes 4 Rent; our report dated May 28, 2013, relating to the combined financial statements of American Homes 4 Rent Advisor, LLC and American Homes 4 Rent Management Holdings, LLC; and our report dated June 4, 2013, relating to the statements of revenues and certain expenses of the Alaska Portfolio, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

September 30, 2013